Exhibit 99.1

Contacts: LaDuane Clifton, The LGL Group, Inc.:                                                                             (407) 298-2000 ex: 144
                Email: lclifton@lglgroup.com

                Victor Emmanuel, VJE Consultants:                                                                                     (914) 305-5198

The LGL Group, Inc. Reports Results for the Nine Months Ended September 30, 2009

ORLANDO, FL, November 23, 2009 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), today announced results for the quarter ended September 30, 2009.  LGL is the holding company for MtronPTI which specializes in the development and sale of highly engineered, custom made products for advanced frequency control applications. Primary markets include military, avionics, aerospace, telecommunications and test & measurement sectors.

Total revenues for the nine months ended September 30, 2009 were $22,099,000, a decrease of 26.8% from the comparable period in 2008 due primarily to a general economic slowdown and a corresponding decrease in demand for the electronic systems in which our products are used.  The decrease in sales was primarily in our foreign markets, with a decline of $5,911,000 in foreign sales, and a decrease of $2,171,000 in domestic sales compared with the same period in 2008.

“On a positive note, we can report that as of September 30, 2009, our order backlog was $13,221,000 compared with a backlog of only $8,182,000 in December 2008 – a 61.6 percent increase owing primarily to increased back orders from existing customers as well as orders received from new customers in our military personnel protection and homeland security target markets,” according to LGL President and Chief Executive Greg Anderson.

Net loss for the first nine months of 2009 was $2,857,000 compared to a net loss of $943,000 for the same period in 2008.  The loss was primarily driven by the reduction in revenue and by a reduction in gross margin percentage of 5.6% in the third quarter of 2009. The reduction in gross margin percentage is primarily the result of significant decreases in total revenue and volume compared to the previous year, and a change in revenue mix to products with lower gross margin.

The weakening in gross margin percentage and the reduction in sales were partially offset by a decrease in engineering, selling and administrative expenses of $1,626,000 in the first nine months of 2009 compared to the same period in 2008, attributable to a reduction in head count and in professional fees, which were the result, in part, of the Company’s continuing efforts to resize the operations and realign its cost structure.

Mr. Anderson noted the Company introduced a proprietary filter system for the multi-billion dollar space satellite industry on August 17, and was preparing to launch two proprietary electronic filter systems that will greatly improve communications capabilities in the multi-billion dollar Public Safety and Long Term Evolution markets.

“These systems add to our expanding proprietary product portfolio. We have also secured over the past several months active projects with 12 industry leaders in the $10 billion satellite manufacturing market. This is an important new area of business for the Company,” Mr. Anderson said.

“However, our business continues to feel the affects of the very weak macro-economic environment. Our revenues have declined significantly from our key customers in the telecommunications sector. Despite the revenue shortfall, we have made good progress in reducing the Company’s structural costs as we announced earlier this year. We will continue to bring strong focus on cost management and securing our customer relationships.”

The Company will host an investor conference call to discuss its results for the fiscal quarter ended September 30, 2009, its earnings report and other recent Company announcements on November 24, 2009 at 3:00 p.m. Eastern Time. The LGL Group President and CEO, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 862-9098 for domestic callers and (785) 424-1051 for international callers.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has a sales office in Hong Kong, China.

For more information on the Company and its products and services, contact Harold D. Castle, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the LGL Group’s filings with the Securities and Exchange Commission.